Filed pursuant to Rule 424(b)(5)
Registration No. 333-194504

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
Class A Shares	28,280,000	$7.96	$225,108,800	$28,994.01

(1)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A shares on March 13, 2014, as reported on the New York Stock Exchange.
(2)	Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on March 12, 2014 (File No. 333-19504) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

P R O S P E C T U S   S U P P L E M E N T
(To Prospectus Dated March 12, 2014)

28,280,000 Class A Shares
Representing Class A Limited Liability Company Interests

Fortress Investment Group LLC

This is an offering of 28,280,000 Class A shares, each representing Class A limited liability company interests in Fortress Investment Group LLC. We are offering 23,202,859 Class A shares, and the selling shareholders identified herein (which include certain of our officers and senior employees, including our principals) are offering 5,077,141 Class A shares.

We intend to use the net proceeds from our issuance and sale of 23,202,859 Class A shares, or 27,057,859 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares, to purchase from our four principals an equivalent number of outstanding Fortress Operating Group partnership units (and an equal number of Class B shares).

We will not receive any proceeds from the sale of Class A shares by the selling shareholders. We have agreed to pay all expenses relating to registering the Class A shares. The selling shareholders will pay any transfer taxes in respect of their sale of Class A shares.

We and certain of the selling shareholders have granted the underwriters a 30-day option to purchase up to 4,242,000 additional Class A shares at the price set forth below.

Our Class A shares are listed on the New York Stock Exchange under the trading symbol “FIG.” The last reported sale price of our Class A shares on the NYSE on March 11, 2014 was $8.63 per share.

Investing in our Class A shares involves risk. See “Risk Factors” on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase Class A shares from us and the selling shareholders at a price of $8.04 per share, which will result in approximately $186.6 million of proceeds, before expenses, to us (or $217.5 million, if the underwriters exercise in full their option to purchase additional shares), and $40.8 million of proceeds to the selling shareholders (or $44.0 million, if the underwriters exercise in full their option to purchase additional shares). The underwriters may offer Class A shares in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

The underwriters expect to deliver the Class A shares against payment on March 18, 2014 through the book-entry facilities of The Depository Trust Company.

Citigroup	Credit Suisse

The date of this prospectus supplement is March 12, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Class A shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about the Class A shares that may be offered from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein or therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

We have not, and the selling shareholders and the underwriters have not, authorized any other person to provide you with any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”) or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We are not, and the selling shareholders and the underwriters are not, making an offer to sell the Class A shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations, cash flow and prospects may have changed since those dates.

As used in this prospectus supplement, unless the context otherwise requires:

“Management Fee Paying Assets Under Management,” or “AUM,” refers to the management fee paying assets we manage, including, as applicable, capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)	the capital commitments or invested capital (or net asset value, “NAV,” if lower) of our private equity funds and credit PE funds, depending on which measure management fees are being calculated upon at a given point in time, which in connection with private equity funds raised after March 2006 includes the mark-to-market value of public securities held within the funds,
(ii)	the contributed capital of our publicly traded permanent capital vehicles,
(iii)	the NAV of our hedge funds, including the Value Recovery Funds and certain advisory engagements which pay fees based on realizations (and on certain managed assets and, in some cases, a fixed fee); and
(iv)	the NAV or fair value of our managed accounts, to the extent management fees are charged.

For each of the above, the amounts exclude assets under management for which we charge either no or nominal fees, generally related to our principal investments in funds as well as investments in funds by our principals, directors and employees.

Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Fortress Fund management agreements. Finally, our calculation of AUM differs from the manner in which our affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways. Significantly, Regulatory Assets Under Management, unlike Management Fee Paying Assets Under Management, is not reduced by liabilities or indebtedness associated with assets under management and it includes assets under management and uncalled capital for which Fortress receives no compensation.

“Fortress,” “we,” “us,” “our,” the “company” and the “public company” refer, collectively, to Fortress Investment Group LLC and its subsidiaries, including the Fortress Operating Group (as defined below) and all of its subsidiaries.

“Fortress Funds” and “our funds” refers to the private investment funds, permanent capital vehicles and related managed accounts that we manage. The Fortress Macro Fund is our flagship liquid hedge fund and the Drawbridge Special Opportunities Fund is our flagship credit hedge fund.

“Fortress Operating Group” or “FOG” refers to the limited partnerships and their subsidiaries through which we conduct our business and hold our principal investments. The public company controls the Fortress Operating Group through wholly owned subsidiaries that serve as the general partner of each FOG entity.

Economic interests in each FOG entity are represented by Class A common units and Class B common units. Class A common units are (indirectly) owned by the public company, and Class B common units are owned by the principals (defined below) and, from time to time, one senior employee who owned securities convertible into Class B common units.

The number of outstanding Class A common units equals the number of outstanding Class A shares of the public company. The number of outstanding Class B common units equals the number of outstanding Class B shares of the public company.

“Fortress Operating Group units” or “FOGUs” is the term we use to refer to the aggregate of one limited partner interest (either a Class A common unit or a Class B common unit, as applicable) in each FOG entity. One FOGU together with one Class B share is convertible into one Class A share. A surrendered Class B common unit automatically converts into a Class A common unit.

“Principals” or “principals” refers to Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz, collectively, as well as Robert Kauffman until his retirement in December 2012. The principals control the public company through their ownership of the public company’s Class B shares (together with, from time to time, a senior employee who owned securities convertible into Class B shares). The Class B shares and the Class A shares are each entitled to one vote per share, and the number of Class B shares outstanding represents a majority of the aggregate number of Class B shares and Class A shares outstanding. The Class B shares do not represent an economic interest in the public company and therefore are not entitled to any dividends. The principals own their economic interest in the public company primarily through their direct ownership of FOGUs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement (including information incorporated by reference into this prospectus or any accompanying prospectus supplement) may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, among other things, future events and financial performance. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus and any accompanying prospectus supplement (including information incorporated by reference into this prospectus or any accompanying prospectus supplement) are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various factors, including risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of the factors that could affect our operations and future prospects include, but are not limited to: the loss of services of any of the principals or our investment professionals; adverse performance of our funds; adverse changes in the global investment markets; the termination or liquidation of, or our being removed as the manager of, any of our funds; litigation against us or our funds; legislative and regulatory changes, particularly related to taxation; our ability to deal appropriately with conflicts of interest; our ability to comply with the laws and regulations; adverse effects on our results of operations caused by variable interest entities that we consolidate; adverse changes in the financing markets we access affecting our ability to finance investments; our ability to raise, and the cost of, capital for future investments and other uses; the amount and timing of redemption requests; our ability to comply with the terms of our credit agreement; completion of pending investments; our ability to monetize our investments on attractive terms; our ability to raise funds; counterparty defaults; trading or risk management errors, employee misconduct and other operational risks; competition within the alternative asset management industry; and other risks detailed in this prospectus supplement or the accompanying prospectus, and from time to time in our SEC reports, particularly under the heading “Risk Factors” in such documents. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Accordingly, you should not place undue reliance on any forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and any accompanying prospectus supplement (including information incorporated by reference into this prospectus or any accompanying prospectus supplement). We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our Class A shares. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the consolidated and combined financial statements and notes to those consolidated and combined financial statements incorporated by reference herein and therein and other documents incorporated by reference herein and therein, before making a decision to purchase our Class A shares.

Fortress Investment Group LLC

Fortress Investment Group LLC is a leading, highly diversified global investment management firm with approximately $61.8 billion in AUM as of December 31, 2013. Fortress applies its deep experience and specialized expertise across a range of investment strategies - private equity, credit, liquid markets and traditional fixed income - on behalf of our over 1,500 institutional clients and private investors worldwide. We earn management fees based on the amount of capital we manage, incentive income based on the performance of our alternative investment funds, and investment income (loss) from our principal investments.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies - we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone - as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, Fortress invests capital in each of its alternative investment businesses. As of December 31, 2013, Fortress’s investments in and commitments to our funds were $1.5 billion, consisting of the net asset value of Fortress’s principal investments of $1.3 billion, and unfunded commitments to private equity funds and credit private equity (“PE”) funds of $0.2 billion.

As of December 31, 2013, we had 1,074 asset management employees, including approximately 276 investment professionals, at our headquarters in New York and our affiliate offices around the globe. Additionally, as of December 31, 2013, we had 1,250 employees at the senior living properties that we manage (whose compensation expense is reimbursed to us by the owners of the facilities).

We plan to grow our fee paying assets under management and will continue to seek to generate superior risk-adjusted investment returns in our funds over the long term. We are guided by the following key objectives and values:

•	introducing new investment products, while remaining focused on, and continuing to grow, our existing lines of business;
•	maintaining our disciplined investment process and intensive asset management; and
•	adhering to the highest standards of professionalism and integrity.

Our Current Businesses

Our current offering of alternative investment products includes private equity funds, liquid hedge funds and credit funds. In addition, we offer traditional investment products. Private equity funds generally require fund investors to commit capital over a period of time, do not allow redemptions of capital and make long term, relatively illiquid investments. Hedge funds allow periodic contributions and redemptions of capital by investors and make relatively shorter-term, more liquid investments. Our credit funds share certain of the characteristics of both private equity and hedge funds. We refer to these investment products, collectively, as the Fortress Funds. As of December 31, 2013, we managed the following businesses:

Private Equity - a business that manages approximately $15.6 billion of AUM comprised of two business segments: (i) general buyout and sector-specific funds focused on control-oriented investments in North America and Western Europe; and (ii) publicly traded permanent capital vehicles that invest in a wide variety of real estate related assets including securities, loans, real estate properties and mortgage servicing related assets.

Liquid Hedge Funds - a business that manages approximately $7.4 billion of AUM. These funds invest globally in fixed income, currency, equity and commodity markets, and related derivatives to capitalize on imbalances in the financial markets. In addition, this segment includes an endowment style fund, which invests in Fortress Funds, funds managed by external managers, and direct investments; and a fund that seeks to generate returns by executing a positively convex investment strategy.

Credit Funds - a business that manages approximately $13.4 billion of AUM comprised of two business segments: (i) credit hedge funds, which make highly diversified investments in direct lending, corporate debt and securities, portfolios and orphaned assets, real estate and structured finance on a global basis and throughout the capital structure, with a value orientation, as well as non-Fortress originated funds for which Fortress has been retained as manager as part of an advisory business; and (ii) credit PE funds which are comprised of a family of “credit opportunities” funds focused on investing in distressed and undervalued assets, a family of “long dated value” funds focused on investing in undervalued assets with limited current cash flows and long investment horizons, a family of “real assets” funds focused on investing in tangible and intangible assets in four principal categories (real estate, capital assets, natural resources and intellectual property), a family of Asia funds, including Japan real estate funds and an Asian investor based global opportunities fund, and a family of real estate opportunities funds, as well as certain sector-specific funds with narrower investment mandates tailored for the applicable sector.

Logan Circle - our traditional asset management business, which has approximately $25.4 billion of AUM, provides institutional clients actively managed investment solutions across a broad spectrum of fixed income and growth equity strategies. Logan Circle’s core fixed income products cover the breadth of the maturity and risk spectrums, including short, intermediate and long duration, core/core plus, investment grade credit, high yield and emerging market debt. In April 2013, Logan Circle launched a growth equities investment business focused on investing and managing concentrated portfolios of publicly traded U.S. equities.

In addition, we treat our principal investments in these funds as a distinct business segment.

Principal Sources of Revenue

The following table provides our management fees and incentive income, on a segment reporting basis, from each of our core businesses for the previous three fiscal years. For more information about “segment reporting,” including how it is calculated, please see “Financial Statements and Supplementary Data - Note 11 - Segment Reporting” in our Annual Report on Form 10-K for the year ended December 31, 2013.

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Private Equity
Funds
Management Fees	$136,406	$119,492	$131,898
Incentive Income(A)	13,738	10,993	(1,748)
Permanent Capital Vehicles
Management Fees	58,970	56,255	53,357
Incentive Income	17,574	242	—
Liquid Hedge Funds
Management Fees	110,622	77,531	108,873
Incentive Income	150,700	67,645	3,787
Credit Funds
Hedge Funds
Management Fees	101,890	101,194	121,835
Incentive Income	190,846	130,305	78,460
PE Funds
Management Fees	95,925	98,393	73,273
Incentive Income(A)	120,137	68,568	117,598
Logan Circle
Management Fees	35,833	26,796	20,050

(A)	Net of reserves for future clawback, as applicable.

Certain of our segments are comprised of, and dependent on the performance of, a limited number of Fortress Funds. Each of these funds is material to the results of operations of its segment and the loss of any of these funds would have a material adverse impact on the segment. Moreover, the revenues we earned from certain funds individually exceeded 10% of our total revenues for each of the periods presented.

Private Equity Funds

Fortress Investment Funds

Our private equity business is comprised of (i) a series of diversified funds referred to as the “Fortress Investment Funds” and organized to make control-oriented investments in cash flow generating, asset-based businesses in North America and Western Europe and (ii) various sector focused funds organized to invest in specific opportunities in sectors where Fortress has proven expertise. Sector focused funds include: Worldwide Transportation & Infrastructure Investors, the MSR Opportunities Funds and the Italian NPL Opportunities Fund. Investors in our private equity funds contractually commit capital at the outset of a fund, which is then drawn down as investment opportunities become available, generally over a two to three year investment period. Proceeds are returned to investors as investments are realized, generally over eight to ten years. Management fees between 1.0% and 1.5% are generally charged on committed or invested capital (or NAV, if lower). We also generally earn between 10% and 20% of the profits on each realized investment in a fund — our incentive income — subject to the fund’s achieving a minimum return as a whole, that is, taking into account all gains and losses on all investments in the fund.

Permanent Capital Vehicles

As of December 31, 2013, we managed three publicly traded permanent capital vehicles: Newcastle Investment Corp. (“Newcastle”; NYSE: NCT), New Residential Investment Corp. (“New Residential”; NYSE: NRZ) and Eurocastle Investment Limited (“Eurocastle”; Euronext, Amsterdam: ECT). These permanent capital vehicles were raised with broad investment mandates to make investments in a wide variety of real estate related assets, including securities, loans and real estate properties. Pursuant to our management agreements, we earn management fees from each permanent capital vehicle equal to 1.5% of the company’s equity (as defined in such agreements). In addition, we earn incentive income equal to 25% of the company’s applicable supplemental measure of operating performance, in excess of specified returns to the company’s shareholders. In addition to these fees, we also receive, for services provided, options to purchase shares of their common stock in connection with each of their common stock offerings.

Fortress has a senior living property management subsidiary and has agreements to manage 17 senior living properties, including 15 which are owned by Newcastle and two which are owned by third parties. Fortress receives management fees of between 6.0% and 7.0% of revenues (as defined in the agreements).

In addition, in February 2014, Newcastle distributed all of the common shares of New Media Investment Group (“New Media”; NYSE: NEWM) to its shareholders. Fortress entered into a management agreement with New Media in which it receives an annual management fee of 1.5% of the company’s equity (as defined in the agreement) and incentive compensation (as defined in the agreement). Fortress determined that New Media qualifies as a variable interest entity and, upon the completion of Newcastle’s distribution of New Media’s common shares, Fortress determined that it was the primary beneficiary. As a result, Fortress consolidated New Media beginning in February 2014. The consolidation of New Media will not have a material impact on net income attributable to Class A shareholders and total Fortress shareholders’ equity as substantially all of the operating results of New Media will be attributable to non-controlling interests.

Liquid Hedge Funds

Overview

The liquid hedge funds, which invest daily in markets around the globe, seek to exploit opportunities in global currency, interest rate, equity and commodity markets and their related derivatives. Investment opportunities are evaluated and rated on a thematic and an individual basis to determine appropriate risk-reward and capital allocations.

Fortress Macro Funds

The Fortress Macro Funds, and related managed accounts, apply an investment process based on macroeconomic fundamental, market momentum and technical analysis to identify strategies offering a favorable risk-return profile. The funds’ investment strategies are premised on the belief that imbalances in various financial markets are created from time to time by the influence of economic, political and capital flow factors. Directional and relative value strategies are applied to exploit these conditions. The funds have the flexibility to allocate capital dynamically across a wide range of global strategies, markets and instruments as opportunities change, and are designed to take advantage of a wide variety of sources of market, economic and pricing data to generate trading ideas.

The funds invest primarily in major developed markets; they also invest in emerging markets if market conditions present opportunities for attractive returns. Overall, the funds pursue global macro directional and relative value strategies, although capital is allocated within the funds to particular strategies to provide incremental returns and diversity.

Management fees are charged based on the AUM of the Fortress Macro Funds and related managed accounts at a rate between 1.5% and 2.0% annually, depending on the investment and liquidity terms elected by investors. We generally earn incentive income of between 15% and 25% of the fund’s profits, generally payable annually, depending on the investment and liquidity terms elected by investors, and subject to achieving cumulative positive returns since the prior incentive income payment. In other words, an incentive income payment establishes a “high water mark” such that the fund must earn a cumulative positive return from that point forward in order for Fortress to earn incentive income. Investors in the Fortress Macro Funds and related managed accounts may invest with the right to redeem without paying any redemption fee either monthly, quarterly, or annually after three years. Some investors with three-year liquidity may redeem annually before three years, subject to an early redemption fee payable to the funds.

Fortress Asia Macro Funds

The Fortress Asia Macro Funds and related managed account invest in global fixed income, commodities, currency and equity markets, and their related derivatives, thematically related to the Asia-Pacific region through a fundamental macroeconomic strategy that focuses on liquid investments. Their investment program focuses on global trading and capital flows that affect one or more of the Asian countries and/or are affected by them and the region as a whole. Management fee rates for these funds range from 1.5% to 2.0% and we earn incentive income generally between 20% and 25% of their profits, subject to achieving cumulative positive returns since the prior incentive income payment. Over the course of 2014, the Fortress Asia Macro Funds and related managed account are expected to transition into being managed by a new asset management business in which Fortress will retain a non-controlling equity interest.

Fortress Partners Funds

The Fortress Partners Funds invest with a broad mandate, similar to endowment portfolios of large universities. Investments are made both in Fortress Funds and in funds managed by other managers, and in direct investments that are sourced either by Fortress personnel or by third parties with whom we have relationships. Our endowment strategy funds are designed to blend our direct bottom up investing style with third party managers to create excellent risk adjusted returns with an emphasis on capital preservation. Management fee rates for these funds range from 1.0% to 1.5% and we earn incentive income generally equal to 20% of the profits from direct investments only, subject to achieving cumulative positive returns since the prior incentive income payment.

Convex Asia Funds

The Convex Asia Funds’ principal investment objective is to generate a superior total return on its capital over multi-year market cycles by executing a positively convex investment strategy in the Asia-Pacific fixed income, commodities, currency, credit and equity markets, and their related derivatives or similar markets globally that are thematically related to the Asia-Pacific region. The management fee rate for these funds is 1.25% and we earn incentive income of 18% of their profits, subject to achieving cumulative positive returns since the prior incentive income payment.

Credit Funds

Credit Hedge Funds

Our credit hedge funds are designed to exploit pricing anomalies that exist between the public and private finance markets. These investment opportunities are often found outside the traditional broker-dealer mediated channels in which investments that are efficiently priced and intermediated by large financial institutions are typically presented to the private investment fund community. We have developed a proprietary network comprised of internal and external resources to source transactions for the funds.

The funds are able to invest in a wide array of financial instruments, ranging from direct lending, corporate debt and securities, portfolios and orphaned assets, real estate and structured finance on a global basis and throughout the capital structure with a value orientation. All of these investments are based on fundamental bottom up analysis and are typically event driven. The funds’ diverse and situation-specific investments require significant infrastructure and asset management experience to fully realize value. We have developed a substantial asset management infrastructure with expertise in managing the funds’ investments in order to be able to maximize the net present value of investments on a monthly basis. In addition to the funds noted below, Fortress has been retained as a manager of certain non-Fortress originated funds as part of an advisory business that forms part of the credit hedge funds business.

Drawbridge Special Opportunities Funds

The Drawbridge Special Opportunities Funds form the core of our credit hedge fund investing strategy. The funds opportunistically acquire a diversified portfolio of investments primarily throughout the United States, Western Europe and the Pacific region. The funds’ investment program incorporates complementary investment strategies, focusing on direct lending, corporate debt and securities, portfolios and orphaned assets, real estate and structured finance. The majority of the funds’ investments are relatively illiquid, and the funds generally make investments that are expected to liquidate or be realized within a five year period.

Management fees are charged based on the AUM of the Drawbridge Special Opportunities Funds at a rate generally equal to 2.0% annually. We generally earn incentive income of 20% of the fund’s profits, payable annually, and subject to achieving cumulative positive returns since the prior incentive income payment. Investors in the Drawbridge Special Opportunities Funds may redeem annually on December 31. Because of the illiquid nature of the funds’ investments, rather than paying out redemption requests immediately, the fund may elect to pay out redeeming investors as and when the particular investments held by the fund at the time of redemption are realized.

Worden Funds

The Worden Funds invest in a diversified portfolio of undervalued and distressed investments primarily in North America and Western Europe, but also in Australia, Asia and elsewhere on an opportunistic basis. These funds seek to achieve their investment objectives primarily through investments in loans and asset-based investments, including portfolios of consumer and commercial receivables and asset-backed financial instruments of undervalued or financially troubled companies. Management fees of 1.75% to 2.0% are generally charged based on the AUM of the Worden Funds. We earn incentive income of 20% of the funds’ profits, payable annually, subject to achieving cumulative positive returns since the prior incentive income payment.

Japan Income Fund

We launched the Japan Income Fund in December 2013 to invest in a diversified portfolio consisting primarily of long-term, stable, income-generating assets in Japan. The fund primarily targets investments in real estate subject to long-term leases, capital assets and renewable energy projects. The fund is structured as an open ended fund with periodic subscription and redemption rights. A management fee rate of 1.0% is charged on the AUM of the Japan Income Fund, as well as acquisition and disposition fees. We will earn incentive income of 20% on the fund’s distributions in excess of a 4% dividend yield.

Credit PE Funds

Our credit PE funds are primarily comprised of families of funds as described below, as well as certain sector-specific funds with narrower investment mandates tailored for the applicable sector. They generally have management fee rates between 1.0% and 1.5% and generate incentive income of between 10% and 20% of a fund’s profits subject to the fund achieving a minimum return as a whole.

Credit Opportunities Funds

Fortress established the Fortress Credit Opportunities Funds to make opportunistic credit-related investments. Their investment objective is to generate significant current income and long-term capital appreciation through investments in a range of distressed and undervalued credit investments, including but not limited to residential loans and securities, commercial mortgage loans and securities, opportunistic corporate loans and securities, and other consumer or commercial assets and asset-backed securities.

Long Dated Value Funds

The Long Dated Value family of funds was established to focus on making investments with long dated cash flows that may be undervalued because of the lack of current cash flows or because the investment is encumbered by a long term lease or financing. We believe that these investments provide the potential for significant capital appreciation over the long term. The Long Dated Value Funds have an investment life of 25 years, reflecting the funds’ longer-term investment profiles. In addition, incentive income is distributed to us after all of a fund’s invested capital has been returned, rather than as each investment is realized.

Real Assets Funds

Fortress established the Real Assets Funds seeking to generate superior risk adjusted returns by opportunistically investing in tangible and intangible assets with the potential to achieve significant value generally within a three-to-ten year time horizon. The investment program of these funds focuses on direct investments in four principal investment categories: real estate, capital assets, natural resources and intellectual property. The funds may also make indirect investments in the form of interests in real estate investment trusts, master limited partnerships, corporate securities, debt securities and debt obligations, including those that provide equity upside, as well as options, royalties, residuals and other call rights that provide these funds with the potential for significant capital appreciation. The investments are located primarily in North America and Western Europe, but may also include opportunities in Australia, Asia and elsewhere on an opportunistic basis.

Asia Funds

We launched the Fortress Japan Opportunity Funds in 2009 to take advantage of the significant distressed opportunities that had emerged in Japan similar to those witnessed after the 1997 Asian financial crisis. The funds primarily invest in certain Japanese real estate-related performing, sub-performing and non-performing loans, securities and similar instruments. In addition, we launched the Fortress Global Opportunities (Yen) Fund in the second half of 2010 to make opportunistic investments in distressed and undervalued credits for investors that wish to invest in a Yen denominated fund. This fund invests primarily in North America and Western Europe, but may also invest in Australia, Asia and elsewhere on an opportunistic basis.

Real Estate Opportunities Funds

Fortress established the Real Estate Opportunities Funds primarily to make opportunistic commercial real estate investments. The investment objective of the funds is to generate superior risk adjusted returns by opportunistically investing in commercial real estate and real estate-related (collectively, “CRE”) assets, equity investments, loans, securities, and other investments that we believe have the potential to achieve significant total returns generally within a three-to-seven year time horizon. The funds intend to make value-oriented investments throughout the capital structure of CRE assets.

Logan Circle

Logan Circle primarily provides traditional separate account investment management services to institutional clients, including corporate entities, pension plans, mutual funds, private funds, and foundations, as well as public and government entities. Logan Circle also provides investment advisory services to private funds that are sponsored or managed by Logan Circle or its affiliates. Management fee rates average 0.16% of AUM and may be tiered based on the amount of AUM of the account.

Recent Developments

In February 2014, we borrowed $75.0 million under our revolving credit facility, and in March 2014, we borrowed an additional $50.0 million under our revolving credit facility.

THE OFFERING

Shares offered by us in this offering
23,202,859 Class A shares
Shares offered by selling shareholders in this offering
5,077,141 Class A shares
Option to purchase additional shares in this offering
The underwriters have the option to purchase up to an additional 4,242,000 Class A shares from us and certain selling shareholders at a price of $8.04 per share.

Shares to be outstanding immediately after this offering:

•    Class A shares
204,347,285 (or 208,202,285, if the underwriters exercise in full their option to purchase additional shares)
•    Class B shares
226,331,513 (or 222,476,513, if the underwriters exercise in full their option to purchase additional shares)

Shares to be held by our principals immediately after this offering:

•    Class A shares
Six
•    Class B shares
226,024,370 (or 222,169,370, if the underwriters exercise in full their option to purchase additional shares)

Voting

•    Class A shares
One vote per share
•    Class B shares
One vote per share
•    Voting Rights
Holders of our Class A shares and Class B shares vote together as a single class on all matters submitted to our shareholders for their vote or approval. See “Description of Class A Shares” beginning on page 8 in the accompanying prospectus. After giving effect to this offering and the application of the use of proceeds therefrom, the principals will hold approximately 52.5% of our total combined voting power (or approximately 51.6% if the underwriters exercise in full their option to purchase additional shares). See “Use of Proceeds.”
Use of proceeds
We intend to use the net proceeds (without deductions of offering expenses) from our issuance and sale of 23,202,859 Class A shares (approximately $186.6 million), or 27,057,859 Class A shares (approximately $217.5 million) if the underwriters exercise in full their option to purchase additional shares, to purchase from our principals an equivalent number of outstanding Fortress Operating Group units (and an equal number of Class B shares).

We will not receive any proceeds from the sale of Class A shares by the selling shareholders.

Exchange Rights
Pursuant to an exchange agreement, the principals have the right, from time to time, to exchange Fortress Operating Group units (together with a corresponding number of Class B shares) for an equal number of Class A shares. Please see “Description of Class A

Shares—Exchange Agreement” in the accompanying prospectus for information regarding the exchange agreement.

Tax Receivable Agreement
Our purchase of Fortress Operating Group units from the principals in connection with this offering, as described in “Use of Proceeds,” may result in increases in tax depreciation and amortization deductions, as well as an increase in the tax basis of other assets, which will reduce the amount of tax that we would otherwise be required to pay in the future. We have entered into a tax receivable agreement with the principals that provides for our payment to them of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize as a result of these increases in tax deductions and tax basis, and certain other tax benefits. We expect to record a deferred tax asset of approximately $43.1 million (or approximately $50.2 million if the underwriters exercise in full their option to purchase additional shares) for the estimated income tax effects (based on certain assumptions and enacted federal and state tax rates at the date of the transaction) of the increase in the tax basis that we anticipate will result from our use of the net proceeds of this offering to purchase outstanding Fortress Operating Partnership units from the principals. We will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due to the principals under the tax receivable agreement, and the remaining 15% of the estimated realizable tax benefit will initially be recorded as an increase to partners’ capital. See Note 6 to our consolidated financial statements appearing in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.
Certain U.S. Federal Tax Considerations
Please read the section entitled “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus as well as the risk factors related to taxation that are incorporated by reference herein, for certain U.S. federal income tax considerations relevant to our Class A shares.
Risk factors
Please read the section entitled “Risk Factors” on page S-12 of this prospectus supplement and in the documents incorporated by reference for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A shares.
New York Stock Exchange symbol
FIG

The number of Class A shares and Class B shares to be issued and outstanding after this offering is based on 181,144,426 Class A shares and 249,534,372 Class B shares issued and outstanding as of March 11, 2014 and gives effect to this offering and the application of the use of proceeds therefrom but excludes:

•	226,331,513 Class A shares issuable in exchange for an equal number of Fortress Operating Group units and Class B shares (or, if the underwriters exercise in full their option to purchase additional shares, 222,476,513 Class A shares issuable upon exchange of an equal number of Fortress Operating Group units and Class B shares) that will be outstanding immediately following this offering;
•	interests granted under our equity incentive plan, consisting of:
•	23,450,673 restricted Class A share units granted to employees and affiliates (net of forfeitures); and
•	68,362,956 Class A shares and Fortress Operating Group units that remain available for future grant under our equity incentive plan.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following table sets forth certain summary financial information on a historical basis.

The summary historical financial information set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements, which appear in our Annual Report on Form 10-K for the year ended December 31, 2013 that is incorporated by reference into this prospectus supplement. The summary historical financial information set forth below as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 has been derived from our audited consolidated financial statements not included in this prospectus supplement.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except share data)
Operating Data
Revenues
Management fees, incentive income, expense reimbursements and other revenues	$1,264,983	$969,869	$858,628	$950,245	$584,095

Expenses	897,603	908,220	1,954,908	1,817,994	1,583,836
Other Income (Loss)
Gains (losses)	53,933	48,921	(30,054)	2,997	25,373
Tax receivable agreement liability adjustment	(8,787)	(8,870)	3,098	22,036	(55)
Earnings from equity method investees	136,866	156,530	41,935	115,954	60,281
	182,012	196,581	14,979	140,987	85,599

Income (loss) before income taxes	549,392	258,230	(1,081,301)	(726,762)	(914,142)
Income tax benefit (expense)	(65,801)	(39,408)	(36,035)	(54,931)	5,000
Net Income (Loss)	$483,591	$218,822	$(1,117,336)	$(781,693)	$(909,142)
Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries	$283,144	$140,538	$(685,821)	$(497,082)	$(654,527)
Net Income (Loss) Attributable to Class A Shareholders	$200,447	$78,284	$(431,515)	$(284,611)	$(254,615)
Dividends declared per Class A share	$0.24	$0.20	$—	$—	$—

Earnings Per Class A Share - Fortress Investment Group
Net income (loss) per Class A share, basic	$0.83	$0.29	$(2.34)	$(1.79)	$(2.08)
Net income (loss) per Class A share, diluted	$0.79	$0.27	$(2.36)	$(1.83)	$(2.08)
Weighted average number of Class A shares outstanding, basic	236,246,296	214,399,422	186,662,670	164,446,404	125,740,897
Weighted average number of Class A shares outstanding, diluted	500,631,423	524,900,132	493,392,235	467,569,571	125,740,897

	As of December 31,
	2013	2012	2011	2010	2009
Balance Sheet Data
Investments, including options	$1,357,604	$1,249,761	$1,079,777	$1,012,883	$867,215
Cash and cash equivalents	364,583	104,242	333,166	210,632	197,099
Total assets	2,674,432	2,155,678	2,220,686	2,076,695	1,660,267
Debt obligations payable	—	149,453	261,250	277,500	397,825
Deferred incentive income	247,556	231,846	238,658	198,363	160,097
Total liabilities	1,059,527	939,028	1,158,294	1,147,280	1,060,953
Shareholders’ equity, including accumulated other comprehensive income	825,067	626,471	487,431	411,464	261,217
Principals’ and others’ interests in equity of consolidated subsidiaries	789,838	590,179	574,961	517,951	338,097
Total Equity	1,614,905	1,216,650	1,062,392	929,415	599,314

RISK FACTORS

Investing in our Class A shares involves risk. Before deciding to invest in our Class A shares, you should carefully consider the risk factors incorporated by reference into this prospectus supplement, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as other information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our Class A shares would decline and you could lose all or part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 23,202,859 Class A shares we are offering will be approximately $186.1 million, after deducting the estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate the net proceeds to us will be approximately $217.0 million, after deducting the estimated offering expenses. We intend to use all of the net proceeds from our issuance and sale of Class A shares (without deduction of offering expenses) to purchase from our principals an equivalent number of outstanding Fortress Operating Group units, or FOGUs (and an equal number of Class B shares).

This issuance of Class A shares, and the application of the use of proceeds therefrom, will not have an impact on the number of outstanding Class A shares on a “fully-exchanged” basis (i.e., the number of Class A shares that would be outstanding if all FOGUs, other than those held by Fortress or its wholly-owned subsidiaries, were exchanged for newly-issued Class A shares on a one-for-one basis).

Of the approximately $186.6 million (or $217.5 million if the underwriters exercise in full their option to purchase additional shares) of net proceeds (without deduction of offering expenses) of this offering that will ultimately be paid to the principals to purchase FOGUs (and an equal number of Class B shares), we expect that approximately $51.7 million will be paid to Peter Briger, Jr., Co-Chairman of the Board of Directors of Fortress, for 6,423,846 FOGUs (or $60.2 million for 7,488,846 FOGUs if the underwriters exercise in full their option to purchase additional shares), approximately $49.7 million will be paid to Wesley Edens, Co-Chairman of the Board of Directors of Fortress, for 6,175,078 FOGUs (or $58.1 million for 7,225,078 FOGUs if the underwriters exercise in full their option to purchase additional shares), approximately $35.2 million will be paid to Randal Nardone, Chief Executive Officer and a director of Fortress, for 4,380,000 FOGUs (or $41.3 million for 5,145,000 FOGUs if the underwriters exercise in full their option to purchase additional shares) and approximately $50.0 million will be paid to Michael Novogratz, a director of Fortress, for 6,223,935 FOGUs (or $57.9 million for 7,198,935 FOGUs if the underwriters exercise in full their option to purchase additional shares).

We will not receive any proceeds from the sale of Class A shares by the selling shareholders.

PRICE RANGE OF OUR CLASS A SHARES AND DIVIDENDS

Our Class A shares are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “FIG.” The following table sets forth the quarterly high and low prices of our Class A shares on the NYSE for the periods indicated and dividends during such periods:

	High	Low	Dividends per Class A Share(1)
Year Ended December 31, 2012
First Quarter	$4.44	$3.37	$0.05
Second Quarter	3.86	2.86	0.05
Third Quarter	4.58	3.38	0.05
Fourth Quarter	4.83	3.73	0.06
Year Ended December 31, 2013
First Quarter	$6.99	$4.41	$0.06
Second Quarter	7.66	5.61	0.06
Third Quarter	8.19	6.57	0.06
Fourth Quarter	9.10	7.26	0.08
Year ending December 31, 2014
First Quarter (through March 11, 2014)	$9.16	$7.61	$—	(2)

(1)	Each dividend amount is shown opposite the quarterly period to which it relates, although the dividend declaration date occurs in the immediately succeeding quarterly period.
(2)	Our board of directors has not yet determined whether to declare a dividend for the first quarter of 2014.

On March 11, 2014, the closing sale price of our Class A shares as reported on the NYSE was $8.63 per share. As of March 11, 2014, there were 26 record holders of our Class A shares. This figure does not reflect the beneficial ownership of shares held in nominee name, nor does it include holders of our Class B shares, restricted Class A shares, restricted Class A share units or restricted partnership units.

DIVIDEND POLICY

We make quarterly dividends to Class A shareholders based upon our annual “distributable earnings.” For information about our “distributable earnings,” including how it is calculated, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis” of our Annual Report on Form 10-K for the year ended December 31, 2013. Any dividend declared by us will be subject to the need to: maintain prudent working capital reserves to provide for the conduct of our business, make investments in our businesses and funds, and comply with applicable law and our credit agreement covenants and other obligations.

Since annual distributable earnings are not finalized until the end of a given year, we base the first three quarterly dividends for any given year upon management fee revenues net of related expenses, subject to the reserves for future clawback. We base the final quarterly dividend for each year upon this amount plus an adjustment based on full-year incentive income.

We increased our base quarterly dividend to $0.06 per share, effective for the fourth quarter of 2012 and first three quarters of 2013. This supplements the investment made in the fourth quarter of 2012 to repurchase nearly 10% of our outstanding dividend paying shares. We increased our base quarterly dividend to $0.08 per share, effective for the fourth quarter of 2013 and full year 2014. This supplements the investment made in February 2014 to repurchase approximately 12% of our then outstanding dividend paying shares.

Dividend declarations are announced concurrently with earnings releases. The declaration and payment of any dividends will be made in the sole discretion of our board of directors, which may decide to change our dividend policy at any time. No assurance can be given that any dividends, whether quarterly or otherwise, will or can be paid. Actual dividends paid to Class A shareholders depend upon the board’s assessment of a number of factors, including general economic and business conditions, our strategic plans and prospects, business and investment opportunities, our financial condition, liquidity and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, including fulfilling our current and future capital commitments, legal, tax and regulatory restrictions and other factors that our board of directors may deem relevant. The amount of dividends we are able to pay may be limited by the covenants under our credit agreement.

Our Class B shareholders are not entitled to any dividends.

SELLING SHAREHOLDERS

The following table presents, as of March 11, 2014, the number of Class A shares beneficially owned by each selling shareholder and the number of Class A shares offered by each selling shareholder pursuant to this prospectus supplement. Net proceeds to the selling shareholders from this sale are estimated to be approximately $40.8 million (or $44.0 million if the underwriters exercise in full their option to purchase additional shares). We have agreed to pay all expenses relating to registering the Class A shares. The selling shareholders will pay any transfer taxes in respect of their sale of Class A shares.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class A shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Information below with respect to each selling shareholder’s beneficial ownership has been furnished by such selling shareholder.

The address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, New York 10105.

Name of Selling Shareholder	Class A Shares Beneficially Owned Before Offering		Number of Class A Shares Being Offered*	Class A Shares Subject to Option to Purchase Additional Shares*	Class A Shares Beneficially Owned After Offering*		Class A Shares Beneficially Owned After Offering (Option to Purchase Additional Shares Exercised in Full)*
	Number(1)	Percent(2)			Number(1)	Percent(3)	Number(1)	Percent(3)
Principals:
Peter Briger, Jr.(4)	67,251,423	27.1%	676,154	—	60,151,423	22.7%	59,086,423	22.1%
Wesley Edens(5)	70,093,397	28.0%	824,922	—	63,093,397	23.6%	62,043,397	23.0%
Randal Nardone(6)	51,062,521	22.1%	720,000	—	45,962,521	18.4%	45,197,521	17.8%
Michael Novogratz(7)	63,317,035	25.9%	276,065	—	56,817,035	21.8%	55,842,035	21.1%
Other Selling Shareholders:
Daniel Bass(8)	399,960	**	65,000	9,750	334,960	**	325,210	**
David Brooks(9)	200,418	**	40,000	6,000	160,418	**	154,418	**
John Konawalik(10)	80,166	**	25,000	3,750	55,166	**	51,416	**
Adam Levinson(11)	20,658,313	11.4%	2,100,000	315,000	18,558,313	9.1%	18,243,313	8.7%
All other Selling Shareholders as a Group:(12)	452,486	**	350,000	52,500	102,486	**	49,986	**

*	The number of shares being offered by the principals does not include the FOGUs that Fortress will purchase with the net proceeds from the sale of Class A shares. However, the Class A shares beneficially owned by the principals after the offering does give effect to such sale of FOGUs. See “Use of Proceeds.”
**	Less than 1.0%.
(1)	In the case of the principals, the number presented represents both Class A shares and Fortress Operating Group units, each of which is (together with a corresponding Class B share) exchangeable, from time to time, for a Class A share in accordance with an exchange agreement. Please see “Description of Class A Shares—Exchange Agreement” in the accompanying prospectus for information regarding the exchange agreement, and “Description of Class A Shares” in the accompanying prospectus, generally, for a description of material relationships between us and the principals.
(2)	The percentage of beneficial ownership of Class A shares is based on 181,144,426 Class A shares outstanding as of March 11, 2014 and, in the case of our principals, the percentage is based on the number of Class A shares deemed to be beneficially owned by each principal divided by the sum of (x) 181,144,426 Class A shares outstanding as of March 11, 2014, plus (y) the number of FOGUs owned by such principal.
(3)	The percentage of beneficial ownership of Class A shares is based on 204,347,285 Class A shares outstanding after the offering (or, 208,202,285 Class A shares if the underwriters exercise in full their option to purchase additional shares) and, in the case of our principals, the percentage is based on the number of Class A shares deemed to be beneficially owned by each principal divided by the sum of (x) 204,347,285 Class A shares outstanding after the offering (or, 208,202,285 Class A shares if the underwriters exercise in full their option to purchase additional shares) plus (y) the number of FOGUs owned by such principal after the offering (or the number of FOGUs owned by such principal if the underwriters exercise their option to purchase additional shares).

(4)	Mr. Briger is a principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC. As of March 11, 2014, of the number of Class A shares reported to be beneficially owned by Mr. Briger, 676,159 are Class A shares and the remainder are Fortress Operating Group units, which are exchangeable for Class A shares as described in footnote (1) above.
(5)	Mr. Edens is a principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC. As of March 11, 2014, of the number of Class A shares reported to be beneficially owned by Mr. Edens, 824,922 are Class A shares and the remainder are Fortress Operating Group units, which are exchangeable for Class A shares as described in footnote (1) above.
(6)	Mr. Nardone is a principal, director and the Chief Executive Officer of Fortress Investment Group LLC. As of March 11, 2014, of the number of Class A shares reported to be beneficially owned by Mr. Nardone, 720,001 are Class A shares and the remainder are Fortress Operating Group units, which are exchangeable for Class A shares as described in footnote (1) above.
(7)	Mr. Novogratz is a principal and director of Fortress Investment Group LLC. As of March 11, 2014, of the number of Class A shares reported to be beneficially owned by Mr. Novogratz, 276,065 are Class A shares and the remainder are Fortress Operating Group units, which are exchangeable for Class A shares as described in footnote (1) above.
(8)	Mr. Bass is the Chief Financial Officer of Fortress Investment Group LLC.
(9)	Mr. Brooks is the General Counsel of Fortress Investment Group LLC.
(10)	Mr. Konawalik is the Principal Accounting Officer of Fortress Investment Group LLC.
(11)	Mr. Levinson is a senior employee of the Company who is not a principal, director or “named executive officer.” In January 2013, 10,333,334 of Mr. Levinson’s Restricted Partnership Units vested into FOGUs. In March 2013, Mr. Levinson exchanged all of these FOGUs (together with the corresponding B shares) for Class A shares. The acquisition of Class A shares in connection with this exchange and a similar exchange in 2012 has resulted in Mr. Levinson’s ownership of Class A shares exceeding 5%.
(12)	These selling shareholders beneficially own, in the aggregate, less than 1.0% of our Class A shares outstanding as of March 11, 2014.

ERISA CONSIDERATIONS

General

Fiduciaries of a plan or arrangement subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, or ERISA, or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), should consult with their legal, tax and ERISA advisers concerning the impact of ERISA and the Code and the potential consequences of making an investment in Class A shares with respect to their specific circumstances and the assets of that plan or other arrangement.

The Plan Assets Regulation

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Under the Plan Assets Regulation, if a plan acquires an equity interest that is a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of such plan. The Class A shares currently are publicly-offered securities within the meaning of the Plan Assets Regulation. While it is anticipated that the Class A shares will continue to qualify as such publicly-offered securities, there can be no assurance that this will be the case.

Governmental, Foreign and Church Plans

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nonetheless be subject to other federal, state, local or non-U.S. laws that are substantially similar to such provisions of ERISA and the Code. In addition, any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code. Fiduciaries of such plans likewise should consult with their counsel before purchasing any Class A shares.

Recommendation to Consult with Advisers

The discussion of ERISA and Section 4975 of the Code contained herein is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings, and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN CLASS A SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL, FOREIGN OR CHURCH PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISERS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT. EACH SUCH INVESTOR, BY ACQUIRING ANY OF THE CLASS A SHARES OFFERED PURSUANT TO THIS PROSPECTUS SUPPLEMENT, SHALL BE DEEMED TO REPRESENT THAT ITS ACQUISITION OF SUCH CLASS A SHARES DOES NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION OF ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW.

UNDERWRITING

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters have agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of Class A shares set forth opposite its name below.

Underwriter	Number of Class A Shares
Citigroup Global Markets Inc.	14,140,000
Credit Suisse Securities (USA) LLC	14,140,000
Total	28,280,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A shares sold under the underwriting agreement if any of these Class A shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the Class A shares offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by it and subject to its right to reject any order in whole or in part. The underwriters may effect such transactions by selling the Class A shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of Class A shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase Class A shares and the price at which the underwriters resell such Class A shares may be deemed underwriting compensation.

The expenses of the offering are estimated at $540,000 and are payable by us. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, if applicable, up to $35,000.

Option to Purchase Additional Class A Shares

We and certain selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 4,242,000 additional Class A shares at a price of $8.04 per share. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling shareholders, our executive officers and directors have agreed not to sell or transfer any Class A shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A shares, for 30 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A shares,

•	sell any option or contract to purchase any Class A shares,
•	purchase any option or contract to sell any Class A shares,
•	grant any option, right or warrant for the sale of any Class A shares,
•	otherwise dispose of or transfer any Class A shares,
•	request or demand that we file a registration statement related to the Class A shares, or
•	enter into any swap or any other agreement or any other transaction that transfers, in whole or in part, the economic consequence of ownership of any Class A shares, whether any such swap or transaction is to be settled by delivery of Class A shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A shares and to securities convertible into or exchangeable or exercisable for or repayable with Class A shares. It also applies to Class A shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The representatives may release any of the securities subject to these lock-up agreements at any time without notice.

New York Stock Exchange Listing

The Class A shares are listed on the New York Stock Exchange under the symbol “FIG.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A shares. However, the representatives may engage in transactions that stabilize the price of the Class A shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A shares or purchasing Class A shares in the open market. In determining the source of Class A shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount and commission received by it because the representatives have repurchased Class A shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A shares or preventing or retarding a decline in the market price of our Class A shares. As a result, the price of our Class A shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of Class A shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Class A shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of Class A shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Class A shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of s Class A shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The Class A shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Class A shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Class A shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Class A shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the Class A shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, will act as counsel to the underwriters in this offering. Skadden, Arps, Slate, Meagher and Flom LLP has represented us in the past and continues to represent us on a regular basis on a variety of legal matters.

EXPERTS

The consolidated financial statements of Fortress Investment Group LLC appearing in Fortress Investment Group LLC’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Fortress Investment Group LLC’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fortress Investment Group LLC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports of Form 8-K, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings can be read and copied at the SEC’s public reference rooms in Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Our Class A shares are listed and traded on the NYSE under the trading symbol “FIG.” Our reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.fortress.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings, is not a part hereof or thereof and should not be relied upon in making any investment decision with respect to the securities offered by this prospectus supplement.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to incorporate information from documents that we have separately filed or will separately file with the SEC into this prospectus supplement by making reference to those documents in this prospectus supplement. This “incorporation by reference” permits us to disclose important information to you by referencing these separately filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and, where applicable, supersede this information.

We incorporate by reference into this prospectus supplement the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;
•	portions of our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2013, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;

•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2014 and February 13, 2014; and
•	the description of our Class A shares contained in our registration statement on Form 8-A, filed with the SEC on February 2, 2007, and any amendment or report filed thereafter for the purpose of updating such information.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement until the termination of the offering of the Class A shares under this prospectus supplement, shall be deemed to be incorporated into this prospectus supplement by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner to whom a prospectus supplement is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Secretary
(212) 798-6100

PROSPECTUS

Fortress Investment Group LLC

Class A Shares, Representing Class A Limited Liability Company Interests

Our principals, Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz, and additional selling shareholders to be identified in the future may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, Class A shares representing Class A limited liability company interests. In addition, we may sell Class A shares and use the net proceeds to purchase an equivalent number of outstanding Fortress Operating Group partnership units (and an equal number of Class B shares) from our principals.

We will provide the specific terms of the offering of the Class A shares in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL CLASS A SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The Class A shares may be offered and sold to or through underwriting syndicates managed or co-managed by one or more underwriters, dealers and agents, or directly to purchasers. The prospectus supplement for each offering of Class A shares will describe in detail the plan of distribution for that offering. For general information about the distribution of Class A shares offered, please see “Plan of Distribution” on page 43 in this prospectus.

Our Class A shares are listed on the New York Stock Exchange under the trading symbol “FIG.”

Investing in our Class A shares involves risk. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2014

i

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports of Form 8-K, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings can be read and copied at the SEC’s public reference rooms in Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Our Class A shares are listed and traded on the New York Stock Exchange (the “NYSE”), under the trading symbol “FIG.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.fortress.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or any prospectus supplements, is not a part hereof or thereof and should not be relied upon in making any investment decision with respect to the Class A shares offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholders identified in this prospectus, and other selling shareholders that may be identified in the future, may offer and sell, from time to time, Class A shares in one or more offerings up to an indeterminate total dollar amount. In addition, we may use this registration statement, from time to time, to offer and sell Class A shares and use the net proceeds to purchase an equivalent number of outstanding Fortress Operating Group units (and an equal number of Class B shares) from our principals. This prospectus provides you with a general description of the Class A shares that may be offered. Each time Class A shares are offered for sale, we will provide a prospectus supplement and may provide other offering materials containing specific information about the terms of that offering. The prospectus supplement may add, change or update information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information contained in any prospectus supplement, you should rely on the information in the prospectus supplement. In addition, as described above, we have filed and plan to continue to file documents with the SEC that contain information about us and the business conducted by us. Before you decide to invest in our Class A shares, you should read carefully this prospectus, any accompanying prospectus supplement (including all documents incorporated by reference therein), and the information that we file with the SEC.

The SEC allows us to incorporate information from documents that we have separately filed or will separately file with the SEC into this prospectus and any accompanying prospectus supplement by making reference to those documents in this prospectus or such prospectus supplement. This “incorporation by reference” permits us to disclose important information to you by referencing these separately filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and, where applicable, supersede this information.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;
•	portions of our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2013, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;
•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2014 and February 13, 2014; and
•	the description of our Class A shares contained in our registration statement on Form 8-A, filed with the SEC on February 2, 2007, and any amendment or report filed thereafter for the purpose of updating such information.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of the offering of the Class A shares under this prospectus, shall be deemed to be incorporated into this prospectus by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Secretary
(212) 798-6100

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting any offer to buy any Class A shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

No statements herein, available on our website or in any of the materials we file with the SEC constitute or should be viewed as constituting an offer of any Fortress fund.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement (including information incorporated by reference in this prospectus and any accompanying prospectus supplement) may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, among other things, future events and financial performance. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus and any accompanying prospectus supplement (including information incorporated by reference in this prospectus and any accompanying prospectus supplement) are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various factors, including risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy, liquidity, and other factors discussed under “Risk Factors” in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any accompanying prospectus supplement and in other information contained in our publicly available SEC filings and press releases. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Accordingly, you should not place undue reliance on any forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

FORTRESS INVESTMENT GROUP LLC

Fortress Investment Group LLC (“Fortress,” “we,” “us,” “our” or the “Company”) is a leading, highly diversified global investment management firm with approximately $61.8 billion in fee paying assets under management as of December 31, 2013. Fortress applies its deep experience and specialized expertise across a range of investment strategies - private equity, credit, liquid markets and traditional fixed income - on behalf of our over 1,500 institutional clients and private investors worldwide. We earn management fees based on the amount of capital we manage, incentive income based on the performance of our alternative investment funds, and investment income (loss) from our principal investments.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies - we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone - as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, Fortress invests capital in each of its alternative investment businesses. As of December 31, 2013, Fortress’s investments in and commitments to our funds were $1.5 billion, consisting of the net asset value of Fortress’s principal investments of $1.3 billion, and unfunded commitments to private equity funds and credit private equity funds of $0.2 billion.

As of December 31, 2013, we had 1,074 asset management employees, including approximately 276 investment professionals, at our headquarters in New York and our affiliate offices around the globe. Additionally, as of December 31, 2013, we had 1,250 employees at the senior living properties that we manage (whose compensation expense is reimbursed to us by the owners of the facilities).

We plan to grow our fee paying assets under management and will continue to seek to generate superior risk-adjusted investment returns in our funds over the long term. We are guided by the following key objectives and values:

•	introducing new investment products, while remaining focused on, and continuing to grow, our existing lines of business;
•	maintaining our disciplined investment process and intensive asset management; and
•	adhering to the highest standards of professionalism and integrity.

All of our business activities are conducted by, and all of our principal assets are held by, Fortress Operating Entity I LP (“FOE I”), FOE II (New), LP (“FOE II”) and Principal Holdings I LP (“Principal Holdings” and, together with FOE I and FOE II and their subsidiaries, the “Fortress Operating Group”). Fortress Investment Group LLC and the principals share in the profits (and losses) of FOE I, FOE II and Principal Holdings in proportion to their ownership interests. Fortress Operating Group units held by Fortress Investment Group LLC and the principals are economically identical in all respects. The principals receive distributions on their Fortress Operating Group units and do not receive any management fees or incentive fees from our funds.

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105. Our telephone number is (212) 798-6100. Our website address is www.fortress.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our Class A shares involves risks. Before you invest in our Class A shares, in addition to the other information, documents or reports incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information and Incorporation By Reference” on page 2 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from any offering of Class A shares by the selling shareholders.

We intend to use the net proceeds that we receive from any offering of Class A shares only to purchase an equivalent number of outstanding Fortress Operating Group units (and an equal number of Class B shares) from our principals. We may provide additional information on our use of net proceeds from the sale of Class A shares in a prospectus supplement.

SELLING SHAREHOLDERS

Our principals, Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz, and additional selling shareholders to be identified in the future may offer and sell from time to time Class A shares held by them. Additional information about the principals and information about any additional selling shareholders will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated by reference in this prospectus.

DESCRIPTION OF CLASS A SHARES

The following description discusses the general terms of the Class A shares being offered by this prospectus. The following description of certain terms of our Class A shares is a summary and is subject to our operating agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”). We urge you to read our operating agreement in its entirety.

The authorized capital stock of Fortress Investment Group LLC consists of one billion Class A shares, 750 million Class B shares and 250 million preferred shares. As of March 11, 2014, there were no preferred shares outstanding and 249,534,372 Class B shares outstanding. Of the one billion Class A shares authorized, 181,144,426 shares were outstanding as of March 11, 2014. As of March 11, 2014, 23,450,673 Class A shares were issuable pursuant to outstanding grants (net of forfeitures), and 68,362,956 Class A shares were available for future grants, in each case, under the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan.

Shares

Class A shares

Our Class A shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares share ratably (based on the number of Class A shares held) in any dividend declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent partnership termination in which the Internal Revenue Service (“IRS”) has granted us limited relief each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Class B shares

Our Class B shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. All of the Class B shares have been duly issued and are held by our principals and one senior employee. No holder of Class B shares is entitled to preemptive or redemption rights. The Class B shares, together with the Fortress Operating Group units, which are non-voting limited partner interests beneficially owned by the principals and a senior employee, are exchangeable on a one-for-one basis into Class A shares.

Voting Rights

The holders of our Class B shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of our Class B shares do not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred shares

Our operating agreement authorizes our board of directors to establish one or more series of preferred shares representing limited liability company interests in Fortress Investment Group LLC. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our board of directors is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series, including:

•	the designation of any series of preferred shares;
•	the amount of preferred shares of any series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;
•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which distributions, if any, will be payable;
•	the redemption rights and price or prices, if any, for preferred shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;
•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class (other than Class B shares) or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;
•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and
•	the voting rights, if any, of the holders of the preferred shares of the series.

Miscellaneous

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

Listing

Our Class A shares are listed on the New York Stock Exchange under the symbol “FIG.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares is American Stock Transfer & Trust Company.

Operating Agreement

Organization and Duration

Our limited liability company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, and was subsequently renamed Fortress Investment Group LLC on February 1, 2007, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Relationship with Fortress Operating Group Entities

Under our operating agreement, we must receive the consent of the principals (who, together with one senior employee, own all of our Class B shares) before engaging in the following actions:

(i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our operating agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our operating agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the shareholders agreement entered into prior to the consummation of our initial public offering by and among Fortress and each of the principals (the “Shareholders Agreement”) or the Amended and Restated Exchange Agreement, dated March 1, 2011, by and among FIG Corp., FIG Asset Co. LLC, FOE I, Principal Holdings and each of the principals (the “Exchange Agreement”), and (h) any activities incidental to the foregoing;
(ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the company or any of its subsidiaries;
(iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the board of directors deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our operating agreement;
(iv)	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group, or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

(v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;
(vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;
(vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;
(viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;
(ix)	permitting any Fortress Operating Group entity to issue any equity securities to the company or any of its subsidiaries unless the other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;
(x)	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the company;
(xi)	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the Exchange Agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and
(xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our operating agreement.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our Class A shares, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a Class A share or a Class B share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law (the “DGCL”), except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct, knowing violations of the law or acts or omissions that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Certain members of our board of directors are elected by our shareholders on a staggered basis. Our board of directors consists of eight directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II, and Class III directors will expire in 2014, 2015 and 2016, respectively. Any vacancy on the board of directors may be filled by a vote of the majority of the directors then in office.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares then entitled to vote at an election of directors. The vacancy in the board of directors caused by any such removal will be filled by a vote of the majority of directors then in office.

Expansion of Board of Directors

Our operating agreement provides that the number of directors which shall constitute the whole board of directors shall be determined from time to time by resolution adopted by a majority of the board of directors then in office, provided that, for so long as our principals (Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz) shall have the right to designate nominees to the board of directors under the Shareholders Agreement, the number of directors may not be increased without the consent of the principals.

Investing in FIG Asset Co. LLC

Our operating agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware

LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;
•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;
•	change the term of existence of our company; or
•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;
•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;
•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;
•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;
•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;
•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;
•	a change in our fiscal year or taxable year and related changes; and
•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;
•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;
•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or
•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Internal Revenue Code of 1986, as amended (the “Code”), to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year. For tax purposes, our fiscal year end is the same as for financial reporting purposes, although we may elect or could be required to change our year end for tax reporting purposes in the future. We have agreed to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. Therefore, shareholders should expect that they will need to apply for extensions of time to file their tax returns.

Anti-Takeover Effects, Our Operating Agreement

The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorized but Unissued Shares

Our operating agreement authorizes us to issue one billion Class A shares, 750 million Class B shares and 250 million preferred shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. However, the listing requirements of the NYSE, which apply so long as the Class A shares remain listed on the NYSE, require approval by shareholders of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A shares. These additional Class A shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Operating Agreement

Certain provisions of our operating agreement may make a change in control of our company more difficult to effect. Our operating agreement provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2014, 2015 and 2016, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding Class A and Class B shares can elect all of the directors then standing for election currently, and the holders of the Class A shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our operating agreement provides that directors may be removed with or without cause by holders of a majority of the total voting power of our outstanding Class A and Class B shares then entitled to vote at an election of directors.

Our operating agreement also provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Partner Units

As of March 11, 2014, there are 430,678,798 Fortress Operating Group units issued and outstanding, 181,144,426 of which are voting limited partner units beneficially owned by our intermediate holding companies and 249,534,372 of which are non-voting limited partner interests beneficially owned by our principals and one senior employee in the aggregate. The voting limited partnership units owned by our intermediate holding companies represent 100% of the voting interests in the Fortress Operating Group. One Fortress Operating Group Unit represents one limited partnership interest in each entity comprising the Fortress Operating Group. The net cash proceeds received by us from any issuance of Class A shares will be concurrently transferred to our intermediate holding companies, which will, in turn, then contribute the cash proceeds to the Fortress Operating Group entities in exchange for voting limited partnership interests that collectively equal a number of units equal to such number of Class A shares issued by us.

The voting limited partner units, held by the intermediate holding companies, have certain voting rights associated with them, including the exclusive right to (1) elect, remove and replace the general partner of each of the Fortress Operating Group entities, (2) dissolve any of the Fortress Operating Group entities, and (3) other traditional voting rights. The non-voting limited partnership interests, held by the principals, only have certain negative rights enumerated in the amended and restated partnership agreements of the Fortress Operating Group entities, such as protection against passage of amendments to such limited partnership agreements that would adversely affect the holders of non-voting limited partner interests without their consent.

Pursuant to the terms of the Exchange Agreement, each limited partnership unit not owned by us is effectively exchangeable on a one-for-one basis for Class A shares.

Amended and Restated Agreement of Limited Partnership of the Fortress Operating Group Entities

The amended and restated partnership agreements of FOE I and FOE II were entered into by FIG Corp. as the general partner and the principals as limited partners. The amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Management

The business and affairs of the limited partnership is managed exclusively by the general partner. The limited partners, in their capacity as limited partners, have no part in the management of the limited partnership and have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner in accordance with the amended and restated partnership agreement are conclusive and absolutely binding upon the limited partnership and its partners.

Partnership Interests

All limited partner interests in the partnership are designated as common or preferred units. The common units are designated as either “Class A common units” or “Class B common units,” and, except as expressly provided in the partnership agreement, a Class A common unit and a Class B common unit entitles the holder thereof to equal rights, other than voting rights, under the amended and restated partnership agreement, including with respect to distributions. The general partner holds all of the Class A common units of the limited partnership, and our principals and one senior employee hold all of the Class B common units of the limited partnership. The only currently outstanding preferred units are “Class A preferred units,” which were issued only to Fortress principals participating in the Fortress Investment Group LLC Principals Compensation Plan (the “PCP”). The sole purpose of these Class A preferred units is to facilitate the making of any payments pursuant to the PCP.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (b) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units. The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions will be made, after distributions for taxes, as and when determined by the general partner, to the partners in accordance with their respective Class A common units and Class B common units. The general partnership interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the partnership distribute any assets in kind to such partner. Distributions are paid with respect to the Class A preferred units in accordance with the PCP.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to FOE I, FOE II and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp., the principals and the senior employee, and their respective permitted transferees, own interests in such entity that are in proportion to their respective ownership interests in FOE I and FOE II on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC, the principals and the senior employee, and their respective permitted transferees, own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement, (ii) transfer units to a permitted transferee of such partner, or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, FIG Corp. or FIG Asset Co. LLC, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership cannot satisfy such debts and liabilities out of its assets.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are indemnified and held harmless by the limited partnership for and from any liabilities, losses, fees, penalties, damages, costs and expenses incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the limited partnership. All indemnity claims will be paid out of partnership assets only and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person in good faith on behalf of the limited partnership in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership. The general partner and its officer, directors and employees are fully protected in relying in good faith upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its officers, directors or employees reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (i) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Uniform Limited Partnership Act; and (ii) the determination of the general partner to dissolve the limited partnership. Except as provided in the amended and restated partnership agreement, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Class A common units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement. The holders of Class B common units will not have the right to vote their Class B common units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Class A common units and Class B common units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, and (iii) the consent rights of the principals may not be amended without the written consent of the principals that hold a majority of the Class B common units then owned by all principals and their permitted transferees.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into the Shareholders Agreement with our principals. The Shareholders Agreement, as amended, provides the principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our board of directors shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;
•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;
•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;
•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;
•	the adoption of a shareholder rights plan;
•	any appointment of a chief executive officer or co-chief executive officer; or
•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action so that, as long as the principals and their permitted transferees beneficially own (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have six designees on the board of directors; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have five designees on the board of directors; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have four designees on the board of directors; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have two designees on the board of directors; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the board of directors shall have no obligation to nominate any individual that is designated by the principals.

Our operating agreement provides that we may not expand the size of our board of directors without the approval of holders of our shares representing greater than 50% of the total combined voting power of our shares.

Registration Rights

Demand Rights. We have granted to the principals registration rights that allow them at any time to request that we register the resale, under the Securities Act, of an amount of shares that they own representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, that they own. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which all principals which held “piggyback” rights (as described below) were given the opportunity to sell shares and which offering included at least 50% of the shares collectively requested by the principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the principal shall also have “piggyback” registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration. We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of our initial public offering, the principals entered into the Exchange Agreement with us, under which, at any time and from time to time, each principal (and each other party to the agreement) has the right to exchange a number of Fortress Operating Group units (i.e., a limited partner interest in each Fortress Operating Group entity) together with the corresponding Class B shares for an equal number of Class A shares. Upon an exchange of a Fortress Operating Group unit, the corresponding Class B share is cancelled and our interest in the Fortress Operating Group increases by the number of units exchanged. As a result of an amendment and restatement of this agreement in March 2011, a senior employee, who is not a principal and who then owned restricted partnership units that were convertible into Fortress Operating Group units, was added as a party.

Expense Allocation Agreement

We have entered into an expense allocation agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

As described above, at any time and from time to time, each owner of a Fortress Operating Group unit has the right to exchange each of his Fortress Operating Group units (together with a corresponding Class B share) for one of our Class A shares in a taxable transaction. Certain of the Fortress Operating Group entities have made and others may make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the sale of the Class A shares to Nomura Investment Managers U.S.A. (“Nomura”) prior to our initial public offering (the “Nomura transaction”), also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange, and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our principals could be material in amount. However, our principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;
•	The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities is directly proportional to the price of the Class A shares at the time of the transaction;
•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and
•	The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of a portion of the principals’ Fortress Operating Group units as part of the Nomura and two other transactions resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $818.4 million. As of December 31, 2013, we have made payments of principal and interest pursuant to the terms of the tax receivable agreement to the principals in an aggregate amount of approximately $100.4 million. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Director Independence

The NYSE rules generally require that the boards of most listed companies consist of a majority of “independent directors” and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of “independent directors.” Fortress, however, has elected to become a “controlled company” under the NYSE rules, and as a result, we are not required to comply with these requirements (other than the requirement that the audit committee of the Board consist entirely of independent directors).

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations of an investment in Class A shares. For purposes of this section, under the heading “Certain U.S. Federal Tax Considerations,” references to “Fortress,” “we,” “our,” and “us” mean only Fortress Investment Group LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not purport to be a comprehensive discussion of all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular holder of our Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of our Class A shares subject to special treatment under the U.S. federal income tax laws, such as:

•	banks or other financial institutions;
•	dealers in securities or currencies;
•	regulated investment companies and real estate investment trusts (“REITs”);
•	insurance companies;
•	persons holding shares as part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	charitable remainder unit trusts;
•	common trust funds; or
•	persons liable for the alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations;
•	mutual funds; and
•	a person that is neither a U.S. person (as defined below) nor an entity treated as a partnership for U.S. federal income tax purposes (a “non-U.S. person”).

In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of our Class A shares will hold their Class A shares as capital assets. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Moreover, no advance rulings have been or will be sought from the IRS regarding any matter discussed in this prospectus. Accordingly, holders of our Class A shares are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CLASS A SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING CLASS A SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF CLASS A SHARES AND OF OUR TREATMENT FOR FEDERAL INCOME TAX PURPOSES AS A PARTNERSHIP, AND NOT AS AN ASSOCIATION OR A PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION.

Taxation of the Company

Taxation of Fortress. While we are organized as a limited liability company and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will so qualify as a partnership for any particular year. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). No assurance, however, can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below), if we are required to register under the Investment Company Act of 1940 or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Class A shares in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “Taxation of Non-U.S. Persons”) so long as at that time (or, if applicable, the date on which the election to be treated as a corporation is effective) we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby materially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from FIG Asset Co. LLC to corporate-level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code), it will be treated and taxed as a corporation for U.S. federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We estimate that most of our investments will earn interest, dividends, capital gains and other types of qualifying income. We currently expect that a portion of our income will constitute either “Subpart F” income derived from CFCs or QEF Inclusions (in each case, as defined under “Taxation of Holders of Class A Shares” below). While we believe that such income constitutes qualifying income, no assurance can be given that the IRS will agree with such position. No assurance can be given as to the types of income that will be earned in any given year.

While we are treated as a publicly traded partnership, we will manage our investments so that we satisfy the qualifying income exception to the extent reasonably possible. There can be no assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments as are required by the IRS. Under our operating agreement, each holder of our Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

Despite our classification as a partnership, a significant portion of our income will be derived through FIG Corp., which will be subject to corporate income taxes.

Taxation of FIG Corp. FIG Corp., our wholly-owned subsidiary, is taxable as a corporation for U.S. federal income tax purposes and therefore we, as the holder of FIG Corp.’s common stock, will not be taxed directly on the earnings of FIG Corp.’s subsidiaries. Distributions of cash or other property that FIG Corp. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from FIG Corp.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by FIG Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in FIG Corp.’s common stock, and thereafter will be treated as a capital gain.

As general partner of FOE I, FIG Corp. will incur U.S. federal income taxes on its allocable share of any net taxable income of FOE I. In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is, FIG Corp. and the principals) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of FIG Asset Co. LLC. FIG Asset Co. LLC is our wholly-owned limited liability company. As a single member limited liability company that has not elected to be treated as a corporation for U.S. federal income tax purposes, FIG Asset Co. LLC will be treated as an entity disregarded as a separate entity from us for U.S. federal income tax purposes. Accordingly, all the assets, liabilities, and items of income, deduction, and credit of FIG Asset Co. LLC will be treated as our assets, liabilities, and items of income, deduction, and credit.

Nature of FIG Asset Co. LLC’s Business Activities. FIG Asset Co. LLC will invest directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the qualifying income exception discussed above.

Investment Structures. To manage our affairs so as to meet the “qualifying income exception” for the publicly traded partnership rules (discussed above), FIG Asset Co. LLC and its subsidiary entities may structure certain investments through entities classified as corporations for U.S. federal income tax purposes. Such investment structures will be entered into to create a structure that generally is tax-efficient for holders. However, because holders could be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all holders to the same extent, and may even impose additional tax burdens on some holders. As discussed below, if the entities are non-U.S. corporations, they may be considered PFICs or CFCs (in each case, as defined under “Taxation of Holders of Class A Shares” below), the consequences of which are described below. If the entities are U.S. corporations, they would be subject to U.S.

federal income tax on their operating income, including any gain recognized on their disposal of their investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to such tax, whether the corporations are U.S. or non-U.S. corporations.

Personal Holding Companies. FIG Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities, income from certain personal services contracts, and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our Class A shares. Consequently, FIG Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If FIG Corp.’s income fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that FIG Corp. will not become a PHC following this offering or in the future.

If FIG Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax (currently at a rate of 20%) on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. Based upon the nature of our expected income, we do not expect that 60% of FIG Corp.’s income will be PHC income. Consequently, FIG Corp. should not be subject to the PHC tax on undistributed PHC income. If, however, FIG Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their federal income tax liability.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S. federal income tax liability. Instead, each holder in computing such holder’s U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Distributions we receive from FIG Corp. that are taxable as dividend income to the extent of FIG Corp.’s current and accumulated earnings and profits and that are allocable to individual holders of Class A shares who are U.S. persons will be eligible for a reduced rate of tax as qualified dividend income, provided that certain holding period requirements are satisfied.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) will be allocated among the holders of Class A shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the holder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the holder for the year, thus giving rise to an out-of-pocket payment by the holder.

Section 706 of the Code provides that items of partnership income and deduction must be allocated between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements.

If our conventions are not allowed by the Treasury Regulations or other subsequently issued guidance (or apply only to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. We are authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the holder’s allocable share of items of our deduction and loss, and (iii) the holder’s allocable share of the reduction in our liabilities, if any.

Subject to the discussion below under “−Limitation on Deductibility of Our Losses,” a holder is allowed to deduct its allocable share of our losses (if any) only to the extent of such holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A shares below zero, the recognition of such losses by such holder would be deferred to subsequent taxable years and would be allowed if and when such holder had sufficient tax basis so that such losses would not reduce such holder’s adjusted tax basis below zero.

Holders who purchase Class A shares in separate transactions must combine the basis of all Class A shares and maintain a single adjusted tax basis for all Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Except as described below, such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similarly to cash distributions for U.S. federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any deemed cash distributions from us resulting from any reduction in the holder’s allocable share of our liabilities, as described above) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided his shares are divided into identifiable shares with ascertainable holding periods, the selling holder can identify the portion of the shares transferred, and the selling holder elects to use the identification method for all sales or exchanges of our shares.

Holders should review carefully the discussions below under the subheadings titled “Passive Foreign Investment Companies” and “Controlled Foreign Corporations.”

Non-U.S. persons should review carefully the discussion below under the subheading titled “Non-U.S. Persons” regarding the tax treatment of interests in REITs or stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (such corporation a “United States Real Property Holding Corporation” or “USRPHC”).

Limitation on Deductibility of Capital Losses. Any capital losses generated by us will be deductible by holders who are individuals only to the extent of such holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us will be deductible by corporate holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses. A holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such holder’s Class A shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such holder is “at risk” with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a holder is “at risk” with respect to its interest is equal to its adjusted tax basis for such interest, less any amounts borrowed: (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed to the extent of the holder’s at risk amount in subsequent years.

We generally will not generate income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder may not be offset by the passive losses of such holder and losses allocated to a holder may not be used to offset passive income of such holder. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitation on Interest Deductions. The deductibility of an individual and other non-corporate holder’s “investment interest expense” is limited to the amount of that holder’s “net investment income.” Investment interest expense would generally include the holder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the holder on any loan incurred to purchase or carry Class A shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income, unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses. For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions. In addition, miscellaneous itemized deductions are not deductible for purposes of computing a taxpayer’s alternative minimum tax liability.

In general, neither we nor any holder may deduct organizational or syndication expenses. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we have not made, and will not make, such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the Class A shares) must be capitalized and cannot be amortized or otherwise deducted.

Holders are urged to consult their tax advisors regarding the deductibility of expenses incurred by us.

Foreign Tax Credit Limitation. Holders will generally be entitled to a foreign tax credit for U.S. federal income tax purposes with respect to their allocable shares of creditable foreign taxes paid on our income and gains (other than income and gains recognized by FIG Corp. or its subsidiaries). Complex rules may, depending on a holder’s particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, a holder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Foreign Currency Gain or Loss. Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss for U.S. federal income tax purposes. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or “RICs,” for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is the relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but our partnership currently is not a “qualifying publicly traded partnership.” However, we currently expect to operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to

“unrelated business income tax” to the extent, if any, that its allocable share of our income consists of unrelated business taxable income (“UBTI”). A tax-exempt partner of a partnership that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

While we expect to manage our activities so as to avoid a determination that we are engaged in a trade or business, thereby limiting the amount of UBTI that is realized by tax-exempt holders of our Class A shares, there can be no assurance that the IRS will not assert successfully that we are so engaged in a trade or business. However, we will not make investments through taxable U.S. corporations solely for the purpose of limiting UBTI from “debt-financed” property and, thus, an investment in Class A share will give rise to UBTI, in particular from “debt-financed” property, to certain tax-exempt holders. For example, FIG Asset Co. LLC will invest or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow through basis, that will incur indebtedness. It is also possible that FIG Asset Co. LLC may borrow funds from FIG Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property.

Tax-exempt holders are urged to consult their tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies. A non-U.S. entity will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. person will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership. When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a PFIC and the tax consequences related thereto. It is possible, however, that FIG Asset Co. LLC will acquire or otherwise own interests in PFICs.

Except as described below, we will make, where possible, an election (a “QEF Election”) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (“QEF”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A holder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned through FIG Asset Co. LLC that is treated as a PFIC will not, however, pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual holders who are U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

Alternatively, in the case of a PFIC that is a publicly-traded foreign corporation, an election may be made to “mark to market” the stock of such foreign corporation on an annual basis. Pursuant to such an election, a holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, a portion of the gain on the disposition of the Class A shares by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations. A non-U.S. entity will be treated as a controlled foreign corporation (“CFC”) if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns, or is deemed to own, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each holder of our Class A shares generally may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in its Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. See “Taxation of Holders of Class A Shares on Our Profits and Losses.” Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a holder of our Class A shares from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “Passive

Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then holders of our Class A shares may be subject to the PFIC rules. The interaction of these rules is complex, and holders are urged to consult their tax advisors in this regard.

Medicare Tax. Holders who are U.S. persons and are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our common units will be included in a holder’s “net investment income” subject to this Medicare tax.

Alternative Minimum Tax. Individual and corporate taxpayers have potential liability for alternative minimum tax. Since such liability is dependent upon each holder’s particular circumstances, holders of Class A shares should consult their tax advisors concerning the alternative minimum tax consequences of being a holder of Class A shares.

U.S. Federal Estate Taxes for U.S. Persons. If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax may be payable in connection with the death of such person. Individual holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as our treatment under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

FIG Asset Co. LLC will, directly or indirectly, invest or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow-through basis, and which may therefore result in a portion of our income being properly treated as effectively connected income with respect to holders who are non-U.S. persons. In addition, while it is expected that our method of operation through FIG Asset Co. LLC will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to holders who are non-U.S. persons. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A shares in such year, such holder generally would be (i) subject to withholding on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. federal income tax on such sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a United States Real Property Holding Corporation. Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We have made and may, from time to time, make certain investments through FIG Asset Co. LLC that could constitute investments in U.S. real property or USRPHCs. If we make such investments, each non-U.S. person will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest (including dividends from REIT investments and REIT liquidating distributions that are attributable to gains from the sale of U.S. real property) and will be subject to the filing requirements regarding effectively connected income discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

U.S. Federal Estate Taxes for Non-U.S. Persons. Holders who are individual non-U.S. persons will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the Class A shares) will be considered U.S.-situs property. Accordingly, holders who are non-U.S. persons may be subject to U.S. federal estate tax on all or a portion of the value of the Class A shares owned at the time of their death. Individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Matters Partner. One of our principals will act as our “tax matters partner.” Our tax matters partner has the authority to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit. Our board of directors will have the authority, subject to certain restrictions, to appoint another principal or Class A shareholder to act as our tax matters partner.

Tax Elections. Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of a Class A share by sale or exchange or as a result of the death of a holder. Pursuant to the terms of the operating agreement, the board of directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS. We currently do not intend to make the election permitted by Section 754 of the Code.

Without a Section 754 election, there will be no adjustment for the transferee of Class A shares even if the purchase price of those shares is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale by us of an asset, gain allocable to the transferee would include built-in gain allocable to the transferor at the time of the transfer. Moreover, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in that portion of such assets attributable to such shares.

In addition, with respect to various partnership tax accounting and reporting elections, there is little legal authority concerning the mechanics of various partnership calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating holders’ allocable shares of income, loss, and deduction. It is possible that the IRS could assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations or are impermissible, which could result in an adjustment to holders’ income or loss. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have undergone a “constructive termination” for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. We believe that we had a constructive termination in connection with the repurchase of 60.6 million Class A shares from Nomura on February 13, 2014, and we intend take such steps as are required on account of that termination. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief, each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Information Returns. We have agreed to furnish to holders as promptly as possible after the close of our taxable year tax information (including Schedule K-1), which describes their allocable share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. Therefore, holders of our Class A Shares should expect that they will need to apply for extensions of time to file their tax returns. There can be no assurance for holders that are not U.S. persons that this information will meet the compliance requirements in such holders’ own jurisdictions.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. Holders may be subject to substantial penalties if they fail to comply with such information reporting requirements. Holders should consult with their tax advisors regarding such information reporting requirements.

Audits. We may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year’s tax liability, and possibly may result in an audit of such holder’s tax returns. Any audit of holders’ tax returns could result in adjustments not related to our tax returns as well as those related to our tax returns.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest of our partnership changes to a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We currently have a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. Any such payments will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. On a quarterly basis, we provide brokers with sufficient information through a "qualified notice" to allow such brokers to withhold the appropriate amounts. It is possible that the IRS could challenge our method of withholding (or calculation), and then determine that insufficient amounts had been withheld from distribution. We would then be required to pay additional amounts to the IRS.

Backup Withholding. For each calendar year, we will report to holders and to the IRS the amount of distributions that we pay and the amount of U.S. federal income tax (if any) that we withhold on these distributions. Under the backup withholding rules, a holder may be subject to backup withholding with respect to distributions paid unless (i) such holder is a corporation or falls within another exempt category and demonstrates this fact when required or (ii) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. An exempt holder should indicate its exempt status on a properly completed IRS Form W-8BEN (or other applicable Form W-8) or W-9, as applicable. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to holders will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund.

If holders do not timely provide an IRS Form W-8 or W-9, as applicable, or such form is not properly completed, such holders may become subject to U.S. backup withholding in excess of what would have been imposed had we received certification from all holders. In certain circumstances, we may be subject to excess U.S. backup withholding, which will be treated by us as an expense that will be borne by all holders on a pro rata basis (because we are or may be unable to cost efficiently allocate any such excess withholding cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements. Legislation enacted in 2010 (commonly known as FATCA) and existing guidance issued thereunder will require withholding at a rate of 30% after June 30, 2014 on any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, and, after December 31, 2016, on gross proceeds from the sale of any property that can produce interest or dividends from sources within the United States, in each case paid to (i) certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) a non-financial foreign entity, unless such entity certifies to us that such entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the U.S. Treasury Department. An intergovernmental agreement between the

United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Holders are encouraged to consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly holders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly a holder’s tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, holders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Taxes in State, Local and Non-U.S. Jurisdictions. In addition to U.S. federal income tax consequences, holders of our Class A shares may be subject to potential state and local taxes, including income, franchise or other taxes, in jurisdictions in which certain of our investments are located or operate and may be required to file tax returns in those jurisdictions. In certain jurisdictions, we may be required to withhold certain state and local taxes on behalf of holders. In addition, income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a holder wishes to claim the benefit of an applicable income tax treaty, such holder may be required to submit information to tax authorities in such jurisdictions. These foreign taxes may not be fully creditable by holders for U.S. federal income tax purposes, given the complex set of limitations and restrictions on the use of foreign tax credits (as discussed above under “Foreign Tax Credit Limitations”). Holders should consult their tax advisors regarding the state, local and non-U.S. tax consequences of an investment in us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or holders of our Class A Shares will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could, for example, make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, or change the character or treatment of portions of our income.

A number of legislative proposals have been considered by past Congresses that would have characterized some or all of the income recognized from carried interests as ordinary income and would have treated such income as non-qualifying income under the publicly traded partnership rules, thereby precluding us from qualifying for treatment as a partnership for U.S. federal income tax purposes after a transition period. Most recently, Representative Camp, Chairman of the House Ways and Means Committee, released a discussion draft of proposed legislation that would, among other things, prevent us from qualifying for treatment as a partnership for years beginning after 2016 and characterize some or all of the income we may earn from carried interests as ordinary income for years beginning after 2014.

States, including New York, have also considered legislation to increase taxes with respect to carried interests and, as a result of widespread budget deficits, several states have evaluated proposals to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation.

If the carried interest proposals or Chairman Camp's proposal described above were to be enacted into law or any other change in the tax laws, rules, regulations or interpretations were to preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules or otherwise impose additional taxes, Class A shareholders would be negatively affected because we would incur a material increase in our tax liability as a public company, which likely would result in a reduction in the value of our Class A shares.

Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO FORTRESS AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

ERISA CONSIDERATIONS

General

A plan fiduciary considering an investment in our Class A shares should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar federal, state or local law. ERISA and the Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA,
•	plans described in Section 4975(e)(1) of the Code, including retirement accounts and Keogh Plans,
•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and
•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the Code.

Prohibited Transaction Regulations Under ERISA and the Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and Section 4975 of the Code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

Fortress and each of its affiliates may be a “party in interest” or a “disqualified person” with respect to plans that purchase, or whose assets are used to purchase, our Class A shares. As a consequence, the acquisition of Class A shares with the assets of any such plan could be treated as or give rise to a prohibited transaction under ERISA or the Code.

There are, however, a number of statutory and administrative exemptions that could be applicable to the acquisition of the Class A shares, including (i) the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with non-fiduciary service providers; (ii) Prohibited Transaction Class Exemption (“PTCE”) 84-14 for certain transactions determined by independent “qualified professional asset managers”; (iii) PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; (iv) PTCE 91-38 for certain transactions involving bank collective investment funds; (v) PTCE 96-23 for certain transactions determined by “in-house asset managers”; and (vi) PTCE 95-60 for certain transactions involving insurance company general accounts.

In addition, if a fiduciary were to acquire the Class A shares for its own interest or for its own account, such fiduciary could be treated as having an interest in Fortress that could affect such fiduciary’s best judgment as a fiduciary. Accordingly, if, subsequent to such acquisition, such a fiduciary were to cause a plan to invest in a fund that was managed by Fortress or any of its affiliates or otherwise enter into a transaction with Fortress or any of its affiliates, such fiduciary might have to take steps to neutralize the impact of such interest in connection with such investment or transaction in order to avoid the occurrence of a non-exempt prohibited transaction.

In view of the foregoing, fiduciaries who are considering investing in Fortress interests should consult their own legal advisors as to whether such purchases could result in liability under ERISA or the Code.

The Plan Assets Regulation

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Accordingly, the operations of such an entity could result in a prohibited transaction under ERISA and the Code. Under the Plan Assets Regulation, if a plan acquires an equity interest that is a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of such plan. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and is either:
•	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or
•	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

In addition, under the Plan Assets Regulation, if a plan acquires an equity interest in an entity that is an “operating company” the issuer of the security is not deemed to hold plan assets of such plan. For purposes of the Plan Assets Regulations, an “operating company” is defined to include any entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

The term “operating company” also includes an entity that is a “venture capital operating company.” Generally, an entity will be considered a “venture capital operating company” (a “VCOC”) if:

•	50% or more of its assets (other than short-term investments pending long-term commitment), valued at cost, are invested in operating companies (other than another VCOC) as to which the entity has or obtains “management rights,” which are defined as contractual rights to substantially participate in, or substantially influence the conduct of, the management of the operating company; and
•	the entity, in the ordinary course of its business, actually exercises such “management rights” at least annually with respect to one or more of the operating companies in which it invests.

Our Class A shares as “Publicly-Offered Securities”

Our Class A shares currently meet the above criteria and it is anticipated that the Class A shares being offered hereby will continue to meet the criteria of publicly-offered securities.

Continued applicability of the “publicly-offered security” exception or the applicability of another exception to the Plan Assets Regulation with respect to the Class A shares will be discussed in a prospectus supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of the Class A shares should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making an investment in the Class A shares with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code,
•	whether the fiduciary has the authority to make the investment,
•	the composition of the plan’s portfolio with respect to diversification by type of asset,
•	the plan’s funding objectives,
•	the tax effects of the investment,
•	whether our assets would be considered plan assets, and
•	whether, under the general fiduciary standards of investment prudence and diversification an investment in the Class A shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Governmental, Foreign and Church Plans

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nonetheless be subject to other federal, state, local or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code. In addition, any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code. Fiduciaries of such plans should consult with their counsel before purchasing any of the Class A shares.

The discussion of ERISA and Section 4975 of the Code contained herein is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings, and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE CLASS A SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL, FOREIGN OR CHURCH PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISERS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT. EACH SUCH INVESTOR, BY ACQUIRING ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS, SHALL BE DEEMED TO REPRESENT THAT ITS ACQUISITION OF SUCH SECURITIES DOES NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION OF ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, of Class A shares by us or the selling shareholders. We or the selling shareholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the NYSE, or such other national securities exchange or automated interdealer quotation system on which our Class A shares are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with the issuance of securities by issuers other than Fortress Investment Group LLC that are exchangeable for or payable in such shares, distributions to beneficiaries of the selling shareholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or the selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, as the case may be, or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

We or the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as supplemented or amended to reflect the transaction).

If shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Depending upon the circumstances of any sale hereunder, any underwriter or broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales by the selling shareholders in the market.

In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

We have agreed to pay all expenses in connection with the registration of the shares being offered hereby. In connection with sales by selling shareholders, such selling shareholders are responsible for paying broker’s commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling shareholders’ counsel. We have agreed to indemnify the selling shareholders against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act. We or the selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

If we enter into, or if we are notified by a selling shareholder that such selling shareholder has entered into, any material arrangement with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) if applicable, the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Class A shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of the Class A shares, the validity of the Class A shares offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP also may provide opinions regarding other matters. Any underwriters also will be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fortress Investment Group LLC appearing in Fortress Investment Group LLC’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Fortress Investment Group LLC’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fortress Investment Group LLC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

28,280,000 Class A Shares

Fortress Investment Group LLC

PROSPECTUS SUPPLEMENT

March 12, 2014

Citigroup	Credit Suisse